EXHIBIT 11
                ATLANTIC AMERICAN CORPORATION AND SUBSIDIARIES
                 COMPUTATIONS OF NET INCOME PER COMMON SHARE
                               SUPPORTING SCHEDULE


                                     Three Months Ended
                                         March 31,
                                     ------------------
(In thousands, except per share
data)                                   1996      1995
                                        ----      ----


Net income                           $   1,977  $    444

Less preferred dividends to
affiliates                                (380)      (79)
                                     --------------------

Net income available to common
shareholders                         $   1,597  $    365
                                     ====================

Weighted average common shares
outstanding                             18,808    18,560
                                     ====================

Net income per common share          $    0.08  $   0.02
                                     ====================


NOTE: Fully diluted earnings per common share are not presented because the effect of convertible subordinated notes and preferred stock is anti-dilutive.